ADVISORY CODE of ETHICS

pursuant to Rule 204A-1 under the Advisers Act

initially effective November 2018 last revised February 2023

© 2023 Little Consulting Group

ADVISORY CODE of ETHICS

CONTENTS
ABOUT THE ADVISER and the code	4
WHO IS COVERED BY THE CODE	4
THINGS YOU NEED TO KNOW TO USE THIS CODE	5
GENERAL FIDUCIARY PRINCIPLES	5
COMPLIANCE WITH THE FEDERAL SECURITIES LAWS	6
CONFLICTS OF INTEREST	6
Conflict of Interest between The Adviser and Clients	7
The Appearance of a Conflict of Interest Must Be Avoided	7
Outside Business Activities	7
Preferential Treatment	7
Borrowing	8
Gifts and Gratuities	8
Entertainment and Meals	8
STANDARDS OF BUSINESS CONDUCT	8
General	8
Communications with Clients	8
Disclosure of Confidential Information	9
Client and Investor Information	9
Company Information	9
Corporate Assets	9
Money Laundering	10
Bribery	10
Political Contributions / Pay-to-Play	10
Relations with Regulators	12
PROHIBITION ON USE OF INSIDE INFORMATION	12

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Inside Information Policy	14
Protection of Material, Nonpublic Information	15
Protection of Other Confidential Information	15
Procedures to Safeguard Material, Nonpublic and Other Confidential Information	15
RESTRICTIONS ON PERSONAL TRADING ACTIVITY	16
General Policies	16
Restrictions on Personal Securities Transactions by Access Persons.	16
Transaction Reporting by Access Persons	16
Pre-clearance of Investments in IPOs, ICOs or Limited Offerings	16
Pre-clearance of Investments in Publicly-Traded Securities	17
BLACK OUT	17
Restricted or Watch List	18
REPORTING REQUIREMENTS and PROCEDURES	18
Initial Holdings Reports	18
Annual Holdings Reports	18
Quarterly Transaction Report	19
RECORDKEEPING	19
ADMINISTRATION OF THE CODE	20
Confidentiality	20
APPENDIX A-1. DEFINITIONS	21
APPENDIX A-2 – REPORTABLE FUND INFORMATION	24

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ADVISORY CODE of ETHICS

Community Capital Management, LLC (hereinafter, “Adviser”), in accordance with the requirements of Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”), has approved and adopted this Code of Ethics (the “Code”). This Code sets forth the general fiduciary principles and standards of business conduct to which all of the Adviser’s Supervised Persons and Access Persons are subject. This Code further sets forth policies and procedures that are reasonably designed to prevent Supervised Persons and Access Persons, as defined herein, from engaging in conduct prohibited by the Advisers Act and establishes reporting requirements for these Supervised Persons and Access Persons. Certain capitalized terms used in this Code and not defined in the text herein, such as “Access Persons”, are defined in Appendix A-1. It is common for an individual to be considered both a Supervised Person and an Access Person.

ABOUT THE ADVISER AND THE CODE

The Adviser is an investment adviser registered with the Securities and Exchange Commission (“SEC”) pursuant to the Advisers Act. Adviser acts as investment adviser to separately managed accounts and investment adviser to open-end investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Registered Funds” or “Reportable Funds”). A current list of all Reportable Funds is attached as Appendix A-2. This list should be interpreted to include any new Funds managed by the Adviser, regardless of whether Appendix A-2 has been updated.

This Code is based on the principle that the Adviser owes a fiduciary duty to its Clients, and that all Supervised Persons must avoid activities, relationships, and interests that may present an actual or perceived conflict of interest. At all times, Supervised Persons must comply with applicable law, put the interests of clients ahead of their own, and avoid using the knowledge of Adviser activities for their own personal advantage, and observe the spirit of this Code of Ethics. Doubtful situations should be resolved in favor of the Adviser’s Clients; compliance with the letter but not the spirit of the Code is not sufficient.

Nothing in this Code prohibits a Supervised Person from reporting possible securities law violations or any other disclosure that is protected by “whistleblower” laws or regulations to any governmental agency or entity, including, but not limited to, the US Department of Justice, the SEC, or any other entity.

WHO IS COVERED BY THE CODE

This Code applies generally to all partners, officers, directors, and employees of the Adviser; and others occupying a similar status or performing similar functions, or others who provide investment advice on behalf of the Adviser and are subject to the supervision and control of the Adviser (hereinafter “Supervised Persons”) as determined by the Adviser’s Chief Compliance Officer (“CCO”). Certain sections apply only to Access Persons as defined in Appendix A-1.

The Code will not apply to those parties that are either consultants, affiliated employees or part time employees who are: (i) performing non-investment related duties for the firm, (ii) have agreed to sign a non-disclosure agreement (“NDA”), and (iii) comply with the Adviser’s Prohibition on Use of Inside Information Policy as set forth herein. It is the responsibility of each Supervised Person or Access Person to immediately report to the Adviser’s CCO any known or suspected violations of this Code, the Compliance Manual, the policies and procedures contained therein, or of any other activity of any person that could constitute a violation of law. If you are aware of any activity in this regard, you should contact the CCO immediately. Disciplinary action may result against a Supervised Person or Access Person who failed to report a potential violation.

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The Adviser will ensure that Supervised Persons and Access Persons are not subject to retaliation in their employment as a result of reporting a known or suspected violation.

THINGS YOU NEED TO KNOW TO USE THIS CODE

There are three forms of reporting that Supervised Persons and/or Access Persons must engage in under this Code: the initial and annual submissions of information (including Security holdings) on the Adviser’s automated compliance system as well as electronic submission of a quarterly transactions report. Information regarding access to the automated compliance system is available from the CCO or his or her designee.

All Supervised Persons and Access Persons must acknowledge within the automated compliance system that they have received, read, and understood this Code and must renew that acknowledgment on an annual basis. As part of the annual renewal, Supervised Persons and Access Persons will be required to make certifications that they have in fact complied with this Code during the prior year.

The CCO has the authority to grant written waivers of the provisions of this Code in appropriate instances. However, (i) it is expected that waivers will be granted only in rare instances and, (ii) some provisions of the Code are prescribed by SEC rules and cannot be waived. These immutable provisions include, but are not limited to, the requirements that Access Persons file reports and obtain pre-approval of investments in IPOs, ICOs, and Limited Offerings.

The CCO will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments to this Code will be provided promptly to all Supervised Persons and Access Persons.

GENERAL FIDUCIARY PRINCIPLES

It is the policy of the Adviser to act in the best interest of its clients and on the principles of full disclosure, good faith and fair dealing. The Adviser recognizes that it has a fiduciary duty to its clients. Acting as a fiduciary requires that the Adviser, consistent with its other statutory and regulatory obligations, act solely in the clients’ best interests when providing investment advice and engaging in other activities on behalf of clients. The Adviser and its Supervised Persons and Access Persons must seek to avoid situations which may result in potential or actual conflicts of interest with these duties. To this end, the following principles apply:

•	The Adviser and all Supervised Persons and Access Persons must always observe the highest standards of integrity and fair dealing and conduct their personal and business dealings in accordance with the letter, spirit, and intent of all relevant laws and regulations;

•	The Adviser must have a reasonable basis for the investment advice and decisions it makes for its clients;

•	The Adviser must ensure that its investment decisions are consistent with the client’s investment objectives, policies and any disclosures made to clients;

•	Supervised Persons and Access Persons must refrain from entering into transactions, including personal securities transactions, which are inconsistent with the interests of clients;

•	Supervised Persons and Access Persons should not take inappropriate advantage of their positions and may not, directly or indirectly, use client opportunities for personal gain; and

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•	Supervised Persons and Access Persons must be loyal to the clients and place the interests of the clients above their own.

•	The Adviser treats violations of this Code very seriously. If a Supervised Person or an Access Person violates this Code, the Adviser may take disciplinary measures against them, including, without limitation, imposing penalties or fines, reducing compensation, demoting personnel, requiring unwinding of trades, requiring disgorgement of trading gains, suspending or terminating employment or engagement, or any combination of the foregoing.

•	Improper trading activity can constitute a violation of this Code. Supervised Persons and Access Persons can also violate this Code, however, by failing to file required reports or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. A Supervised Person or an Access Person’s conduct can violate this Code even if no clients are harmed by that conduct.

If there is any doubt or uncertainty about what this Code requires or permits, ask the CCO. Do NOT guess at the answer.

COMPLIANCE WITH THE FEDERAL SECURITIES LAWS

Supervised Persons are required to comply with applicable federal securities laws at all times. Examples of applicable federal securities laws include the following:

•	The Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, and the SEC rules promulgated thereunder;

•	The Investment Advisers Act of 1940 and the SEC rules promulgated thereunder;

•	The Investment Company Act of 1940 and the SEC rules promulgated thereunder;

•	Title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of client non-public information); and

•	The Bank Secrecy Act, as it applies to mutual funds and investment advisers, and the SEC and Department of the Treasury rules promulgated thereunder.

CONFLICTS OF INTEREST

All Supervised Persons and Access Persons must avoid establishing financial interests or outside affiliations which may create a conflict, or appear to create a conflict, between the Supervised Person or Access Person’s personal interests and the interests of the Adviser or its clients. A potential conflict of interest exists whenever a Supervised Person or Access Person has a direct financial or other personal interest in any transaction or proposed transaction involving the Adviser or any of its clients. A conflict of interest may also exist where the Supervised Person or Access Person has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom the Supervised Person or Access Person has a personal relationship.

In such situations, Supervised Persons and Access Persons must disclose the conflict to the CCO and recuse themselves from the decision-making process with respect to the transaction in question. They must also refrain from influencing or appearing to influence the relationship between the Adviser, any of its clients and third parties. Supervised Persons and Access Persons may not use non-public knowledge of a pending or currently considered securities transaction for a client to profit personally, whether directly or indirectly.

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CONFLICT OF INTEREST BETWEEN THE ADVISER AND CLIENTS

In certain instances, the Adviser’s relationship with a client may require the Adviser to place the client’s interest above its own interests. If a Supervised Person or Access Person becomes aware of a situation where the Adviser’s pursuit of its own interests in a transaction appears to conflict with its obligations to a client, he or she should bring the situation to the immediate attention of the CCO.

THE APPEARANCE OF A CONFLICT OF INTEREST MUST BE AVOIDED

All Supervised Persons and Access Persons are expected to be objective in making business decisions and to avoid any improper interest or influence that could arguably impair that objectivity. In determining whether there is an appearance of conflict, each Supervised Person and Access Person should determine whether a reasonable, informed, and disinterested observer (e.g., investor, supplier, broker, examiner or a government representative) would have any grounds to believe that

•	The Adviser was serving its own interests or one client’s interests at the expense of another; or

•	Business with clients or the Adviser was done on the basis of friendship, family ties, the giving and receiving of gifts, or to curry favor with some specific entity or individual rather than on the merits.

If a Supervised Person or Access Person’s participation in a decision-making process would raise the appearance of conflict of interest, the Supervised Person or Access Person should inform the CCO immediately.

OUTSIDE BUSINESS ACTIVITIES

All Supervised Persons’ board memberships, advisory positions, trade group positions, management positions, or involvement with public or private companies must be fully disclosed and submitted for prior approval to the CCO, with the exception of purely charitable or civic involvements which do not impinge on the Supervised Person’s work commitment to the Adviser. Approval must be obtained through the CCO and will ordinarily require consideration by Senior Management of the Adviser. The Adviser can deny approval for any reason. This prohibition does not apply to service as an officer or board member of any parent, subsidiary, or affiliate of the Adviser.

No Supervised Person shall serve on the board of directors of a publicly traded company unless the Supervised Person receives prior authorization from the Adviser’s CCO based upon a determination that the board service would be consistent with the interests of the Adviser’s clients. In the event the board service is authorized, the Adviser will ensure appropriate controls are in place to mitigate and disclose any associated conflicts of interest.

PREFERENTIAL TREATMENT

Supervised Persons must make investment decisions, undertake commitments, and perform their duties and obligations without favoritism of any kind and award business or contracts strictly on the basis of merit. A Supervised Person should not actively seek nor accept a discount on any item for personal use from a business contact. If such a person extends preferential treatment (for example, offers a discount) to a Supervised Person in a personal transaction, the Supervised Person must have the preferential treatment pre-approved by the CCO before proceeding with the transaction.

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BORROWING

Supervised Persons should borrow only from reputable organizations that regularly lend money. Borrowing from relatives, however, is not subject to restriction. If a Supervised Person borrows from any financial institution, the loan must not involve preferential treatment of any kind based upon their employment or engagement with Adviser.

GIFTS AND GRATUITIES

No Supervised Person may give or receive on their own behalf or on behalf of the Adviser any gift or other accommodation which has a value in excess of a de minimis amount (currently $100) from any vendor, broker, public company, securities salesperson, client or prospective client of the Adviser (a “business contact”) without permission of the CCO. Further, no Supervised Person may accept cash gifts or cash equivalents from any such person. This prohibition applies equally to gifts to members of the Immediate Family/ or Household of a Supervised Person. Any gifts or accommodations in excess of the de minimis amount must be submitted to the CCO for prior approval. The CCO will maintain documentation of all such requests and resulting approvals or denials.

Regardless of amount, no Supervised Person may give on their own behalf or on behalf of the Adviser any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient. Note that these policies are not intended to prohibit reasonable business entertainment.

ENTERTAINMENT AND MEALS

Payment for entertainment or meals where the Supervised Person is not accompanied by the person purchasing the entertainment or meals is considered a gift, subject to the rules discussed above. Acceptance of meals and entertainment where the host is present is generally permitted, however, the acceptance of lavish or excessively frequent entertainment is inappropriate and should be refused. Similarly, entertainment in poor taste or that adversely reflects on the morals or judgment of the individuals attending the event is considered inappropriate and also should be refused. Individuals involved in the purchase of equipment, supplies, and services may not accept entertainment or meals from a vendor or potential vendor except if business is to be discussed. Finally, under no circumstances should entertainment be accepted which may improperly affect or be construed to improperly affect any future dealing with that person.

STANDARDS OF BUSINESS CONDUCT

GENERAL

Supervised Persons are expected to conduct themselves at all times in a manner consistent with the highest professional standards. Each Supervised Person accordingly must devote his or her attention and skills to the performance of his or her responsibilities and must avoid activities that interfere with those responsibilities or that are detrimental to the Adviser or its reputation.

COMMUNICATIONS WITH CLIENTS

All communications with clients, whether verbal or written, must convey information clearly and fairly.

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Supervised Persons must comply with the Adviser’s policies and procedures regarding Advertising and Performance Reporting. Exaggerated, unwarranted, or misleading statements or claims are prohibited.

DISCLOSURE OF CONFIDENTIAL INFORMATION

While conducting business, Supervised Persons and Access Persons may become privy to confidential information about Adviser, its present and prospective clients, and service providers. It is a violation of this Code, and in some cases, may be a violation of law, for any Supervised Person or Access Person to disclose to anyone other than another Supervised Person or Access Person any confidential information obtained while in the course of conducting business on behalf of the Adviser. Disclosure to other Supervised Persons or Access Persons should be made only when and to the extent necessary to further the legitimate business purposes of the Adviser. Supervised Persons and Access Persons may not use any such information in connection with their personal investments or investments of others subject to their control.

Client and Investor Information

Clients and investors in the Adviser have the right to expect the Adviser and its Supervised Persons and Access Persons to treat information concerning their business dealings in the strictest confidence. Accordingly, no one may divulge investor confidences except in accordance with the Adviser’s Privacy Policy. Further, the party to whom a disclosure is made must be a proper recipient of the information or the party whose information is being revealed gives prior consent to the disclosure. Note that any such prior consent should be documented in advance of disclosure.

Company Information

Confidential information about Adviser, its parent, or other affiliated companies, which is obtained by a Supervised Person or Access Person, including its clients, products, processes, financial condition, plans, patents, or licenses may not be disclosed to persons outside of the organization except with the approval of senior management and to further the legitimate business purposes of the Adviser.

Discretion should always be used when handling confidential client or company information, and such information should never be disseminated to an unauthorized person. Supervised Persons and Access Persons are reminded that when it is necessary to carry sensitive information off the firm’s premises, they should take appropriate care for its security. Specifically, Supervised Persons and Access Persons should avoid casually displaying documents or engaging in confidential business conversations in public places, including, but not limited to, elevators, hallways, restrooms, airports, and in public transportation. Supervised Persons or Access Persons who take documents or computer files off the premises to work remotely should return all such materials to Adviser upon completion of the particular project. Any questions about the confidential nature of information or whether confidential information may be disclosed should immediately be referred to the CCO.

Corporate Assets

All information, products and services connected to or generated by the Adviser as a business are considered corporate assets to which the Adviser has ownership rights. Corporate property utilized or developed by Supervised Persons or Access Persons during their employment, including, but not limited to, files, analysis, reference materials, reports, written or e-mail correspondence, trade secrets, client lists, strategies, computer hardware and software, data processing systems, computer programs and databases, remains exclusively the Adviser’s property both during employment and after the Supervised Person or Access Person leaves the firm. Accordingly, all Supervised Persons and Access Persons are expected to protect the Adviser’s ownership or property including all information, products, and services and to return all information to the Adviser at the termination of employment or engagement.

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Further, Supervised Persons and Access Persons are prohibited from misusing the Adviser’s corporate assets (including use of assets for a non-business purpose, theft, inflation of expenses, etc.) and from misusing or removing those assets from the premises upon leaving the firm. Before beginning employment with the Adviser, each Supervised Person or Access Person should give the CCO a copy of any non-competition, non-disclosure or non-pirating agreement to which the Supervised Person or Access Person is bound at the time of hiring or engagement. Any questions about this requirement should be raised with Senior Management.

MONEY LAUNDERING

Pursuant to the Adviser’s Anti-Money Laundering Policies and Procedures, every Supervised Person bears responsibility for recognizing suspicious transaction or investor activity that may constitute money laundering (including the structuring of deposits) and that may involve proceeds from unlawful activities such as drug trafficking or racketeering. In particular, Supervised Persons should be aware that the mere receipt of funds, including through wire transfers, derived from illegal activities can subject them to prosecution for money laundering. Any suspicious deposit or customer activity which causes a Supervised Person concern about the source of an investor’s funds should be promptly reported to the CCO.

BRIBERY

Under federal law, it is illegal for the Adviser or any Supervised Person to pay, offer to pay, or authorize a payment of any money or other thing of value to a party listed below, where the purpose is to influence the recipient to take or refrain from taking any official action or to induce the recipient to use his or her influence to affect governmental action to obtain, retain, or direct business for the Adviser.

The list of prohibited parties includes:

•	an official or agency of a local, state, federal or foreign government;

•	a political party or official thereof, or a candidate for political office; or

•	any other person the payor knows or has reason to know will pay or give the money or value to those listed above.

Offering or making any such remuneration or consideration to a domestic or foreign government official, political party or candidate for political office is strictly prohibited. All Supervised Persons must immediately report all invitations to accept a bribe or any proposal or suggestion of a similar illegal nature to the CCO or his or her designee.

POLITICAL CONTRIBUTIONS / PAY-TO-PLAY

“Pay-to-play” refers to practices whereby an Adviser or its employees make political contributions or gifts for the purpose of obtaining or retaining advisory contracts with government entities. General fiduciary principles under the Advisers Act require the Adviser to take reasonable steps to ensure that any political contributions made by it or by its employees are not intended to obtain or retain advisory business. In addition, in 2010, the SEC adopted a rule that substantially restricts contribution and solicitation practices of investment advisers and certain of their related persons. The rule has three key elements:

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•	It prohibits an investment adviser from providing advisory services for compensation – either directly or through a pooled investment vehicle – for two years, if the adviser or certain of its executives or employees make a political contribution to an elected official who is in a position to influence the selection of the adviser. The concept of ‘influence’ may be interpreted very broadly.

•	It prohibits an advisory firm and certain executives and employees from soliciting or coordinating campaign contributions from others – a practice referred to as “bundling” – for an elected official who is in a position to influence the selection of the adviser. It also prohibits solicitation and coordination of payments to political parties in the state or locality where the adviser is seeking business.

•	It prohibits an adviser from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the investment adviser, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay to play restrictions.

The rule includes a de minimis exception that permits contributions of up to $350 for candidates for whom the contributor is entitled to vote, and $150 for candidates for whom the contributor is not entitled to vote. All requests in excess of $150 must be pre-cleared as indicated below, regardless of whether the Supervised Person is able to vote for the candidate.

Political contributions or gifts from the Adviser, their Supervised Persons and solicitors to persons who may be in a position to affect the award of business to the Adviser may raise various legal and regulatory issues. For instance, the SEC as well as many states and municipalities have rules disqualifying an adviser from managing assets for certain governmental entities if the adviser, any employee or an adviser’s solicitor have contributed to certain political organizations, candidates or state officials for office.

To avoid violating such rules, as well as to avoid the appearance of impropriety, all political contributions must be in compliance with the following procedures:

Pre-Approval of Contributions in Excess of $150.00 – When making contributions, Supervised Persons must be sensitive when considering a contribution to a political party, PAC or person who is, or may in the future be, in a position to affect the award of business to the Adviser. Therefore, prior to making any political contribution or gift (including subscriptions, loans or deposit of money or anything of value given) to any political party (e.g., Republican, Democratic, Independent), Political Action Committees (“PAC”) or to any state or local official as defined by this policy in excess of $150 (whether in a lump sum or series of contributions in any calendar year), the Supervised Person should seek approval from the CCO or his or her designee.

Initial Reporting - All new Supervised Persons will be requested to include as part of their Initial Compliance Report (submitted via CCM’s automated compliance system) their political contributions during the previous 24 months. These contributions may include subscriptions, loans or deposits of money or anything of value given to any political party (e.g., Republican, Democratic, Independent), PAC or to any state official as defined by this policy.

Quarterly Reporting - All Supervised Persons will be requested to include as part of their Quarterly Transaction Report (submitted via the Adviser’s automated compliance system) their political contributions during the quarter. These contributions may include subscriptions, loans or deposits of money or anything of value given to any political party (e.g., Republican, Democratic, Independent), PAC or to any state official as defined by this policy.

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State officials are defined in this Code as any person, who was, at the time of the political contribution or gift, a candidate for governor, treasurer or a legislative seat. A PAC is defined as a private group organized to elect or defeat government officials in order to promote legislation that is often favorable to that group’s purpose or mission. The quarterly report will ask the Supervised Person to disclose the name of recipient, amount of the contribution or gift value, office and state of the campaign and the date of the contribution. Additionally, each Supervised Person will indicate whether they are entitled to vote for the recipient of their political contribution.

Separation of Political and Employment Activities. All political activities of Supervised Persons must be kept separate from employment and expenses may not be charged to the Adviser. Supervised Persons may not conduct political activities during working hours or use the Adviser’s facilities for political campaign purposes without the prior written approval of the CCO or his or her designee.

No Contribution on Behalf of the Adviser. Supervised Persons may not make political contributions on behalf of the Adviser to any political party, or in connection with any federal, state, or local campaigns, except with the prior written approval of the CCO or his or her designee.

RELATIONS WITH REGULATORS

It is the Adviser’s policy to cooperate with government authorities and regulators during routine audits and examinations, as well as inquiries and investigations. The CCO or his or her designee must immediately be made aware of any requests from government authorities or regulators and should be involved in responding to all such inquiries to be certain that the Adviser is providing complete and accurate information as well as to ensure proper record retention.

PROHIBITION ON USE OF INSIDE INFORMATION

The Adviser and its personnel may have access to confidential information about clients, investment advice provided to clients, securities transactions being affected for client accounts and other sensitive information. In addition, from time to time, the Adviser or its personnel may come into possession of information that is “material” and "nonpublic" (each as defined below) concerning a company or the trading market for its securities.

Section 204A of the Advisers Act requires that an adviser establish, maintain and enforce written policies and procedures reasonably designed to prevent the Adviser and its Access Persons from misusing material, nonpublic information. Supervised Person and Access Person violations of the laws against insider trading and “tipping” can expose the Adviser and any Supervised Person or Access Person involved to severe criminal and civil liability. In addition, the Adviser and its personnel have ethical and legal responsibilities to maintain the confidences of the Adviser’s Clients, and to protect as valuable assets confidential and proprietary information it has developed or that has been entrusted to it.

Although the Adviser respects the rights of their Supervised Persons and Access Persons to engage in personal investment activities, it is important to avoid even the appearance of impropriety and remain in full compliance with the law and the highest standards of ethics. Accordingly, Supervised Persons and Access Persons must exercise good judgment when engaging in securities transactions and when relaying to others information obtained as a result of employment or engagement with the Adviser. If a Supervised Person or an Access Person has any doubt whether a situation requires refraining from making an investment or sharing information with others, this doubt should be resolved against taking this action unless the CCO determines that it is acceptable.

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It is unlawful for the Adviser or any of its Supervised Persons or Access Persons to use this information for manipulative, deceptive or fraudulent purposes. The kinds of activities prohibited include "front-running”, “scalping”, and insider trading (trading on inside information). “Front-running” refers to a practice whereby a person takes a position in a security to profit based on his or her advance knowledge of upcoming trading for clients in that security. "Scalping" means the practice of taking a position in a security before recommending it to clients or effecting transactions on behalf of clients.

Depending upon the circumstances, the Adviser and any Supervised Person or Access Person involved may be exposed to potential insider trading or “tipping” liability under the federal securities laws if the Adviser or any Supervised Person or Access Person advises clients concerning, or executes transactions in, securities for which the Adviser possesses material, nonpublic information. In addition, the Adviser as a whole may be deemed to possess material, nonpublic information known by any of its Supervised Person and Access Persons, unless it has implemented procedures (“Information Barriers“) to prevent the flow of that information to others within the Adviser. The Adviser has implemented Information Barriers. These are sets of written policies and procedures designed to control and prevent the dissemination of nonpublic information concerning an issuer of securities between the various separate departments (or entities) which regularly come into possession of, or generate, such information. An Information Barrier also controls the dissemination of nonpublic information within a particular department (or entity).

An effective Information Barrier permits sales, trading, risk arbitrage and other activities to continue in the ordinary course of business even though another department is in possession of inside information. It is critical that all Supervised Persons and Access Persons follow the specific Information Barrier policies and procedures.

Supervised Persons and Access Persons are prohibited from disclosing material, nonpublic and other confidential information to any person inside the Adviser, except to the extent that the person has a bona fide “need to know” in order to carry out the Adviser’s business, including management and supervisory functions and the administration of Adviser's compliance policies and procedures.

Even after trading in a security has been restricted, the dissemination of material, nonpublic, or confidential information concerning or relating to the security should continue to be on a need-to-know basis only.

Without limiting this general prohibition, Supervised Persons and Access Persons involved in transactional or other activities for any department (or entity) which results in the receipt or generation of material, nonpublic or confidential information (“Transactional Supervised Persons and Access Persons”) must be particularly careful that they do not transmit this information to Supervised Persons and Access Persons involved with trading activities and other non-transactional Supervised Persons and Access Persons (“Non-Transactional Supervised Persons and Access Persons”). Transactional Supervised Persons and Access Persons (or other Supervised Persons and Access Persons possessing inside information) may not give, and Non-Transactional Supervised Persons and Access Persons may not ask for, this information. As a general matter, Transactional Supervised Person and Access Persons should not discuss specific issuers of securities or transactions that are or might become the subject of an investment with Non-Transactional Supervised Persons or Access Persons.

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INSIDE INFORMATION POLICY

The Adviser has adopted the following policies and procedures (i) to ensure the propriety of Supervised Person and Access Person trading activity; (ii) to protect and segment the flow of material, nonpublic, and other confidential information relating to client advice and securities transactions, as well as other confidential information; (iii) avoid possible conflicts of interest; and (iv) identify trades that may violate the prohibitions against insider trading, tipping, front-running, scalping and other manipulative and deceptive devices contained in federal and state securities laws and rules and as described further below.

No Supervised Person or Access Person shall engage in transactions in any securities while in possession of material, nonpublic information regarding the securities (so-called “insider trading”). Nor shall any Supervised Person or Access Person communicate this material, nonpublic information to any person who might use the information to purchase or sell securities (so-called “tipping”). The term “securities” includes options or derivative instruments on those securities and other securities that are convertible into or exchangeable for those securities.

1.	“Material Information." The question of whether information is “material” is not always easily resolved. Generally speaking, information is “material” where there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy or sell the securities in question, or where the information, if disclosed, would be viewed by a reasonable investor as having significantly altered the “total mix” of information available. Where the nonpublic information relates to a possible or contingent event, materiality depends upon a balancing of both the probability that the event will occur and the anticipated magnitude of the event considering the totality of the activities of the issuer involved. Common, but by no means exclusive, examples of “material” information include information concerning a company’s sales, earnings, dividends, significant acquisitions or mergers, and major litigation. So-called “market information”, such as information concerning impending securities transactions may also, depending upon the circumstances, be “material”. Because materiality determinations are often challenged with the benefit of hindsight, decisions of immateriality ultimately may look self-serving, and incorrect. If a Supervised Person or Access Person has any doubt whether certain information is “material”, this doubt should be resolved with the CCO before trading or communicating this information.

2.	“Nonpublic Information." Information is “nonpublic” until it has been made available to investors generally. In this respect, one must be able to show that the information is or was generally public, such as inclusion in reports filed with the SEC or press releases issued by the issuer of the securities, or reference to this information in publications of general circulation such as The Wall Street Journal or The New York Times. In general, information may be presumed to be public two business days after its formal release.

3.	“Advisory Information.” Information concerning (i) which securities investment managers are following; (ii) specific recommendations investment managers make to clients; (iii) prospective securities transactions of the Adviser’s clients; or (iv) clients’ current holdings (together, “Advisory Information”) is strictly confidential. Under some circumstances, Advisory Information may be material and nonpublic.

4.	Prohibitions. In handling information obtained as a result of employment or engagement with the Adviser, Supervised Persons and Access Persons:

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•	Shall not disclose material, nonpublic, or other confidential information (including Advisory Information) to anyone, inside or outside the Adviser (including Immediate Family or Household members), except on a strictly need-to-know basis and under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient;

•	Shall refrain from recommending or suggesting that any person engage in transactions in any security while in possession of material, nonpublic information about that security;

•	Shall abstain from transactions, for their own personal accounts or for the account of any client, in any security while in possession of material, nonpublic information regarding that security; and

•	Shall intentionally seek, receive or accept information that he or she believes may be material and nonpublic except with the written approval of, and subject to restrictions imposed by, the CCO.

Protection of Material, Nonpublic Information

On occasion, a company may, as a means to seek investors in restricted or private placement securities issued by it, send to the Adviser materials that contain material, nonpublic or other confidential information. Typically, these materials will be accompanied by a transmittal letter (and an inner, sealed package) that indicates the confidential nature of the enclosed materials and that the opening of the inner package constitutes an agreement to maintain the confidentiality of the information. In this circumstance, any Supervised Person or Access Person receiving any of these materials should not open the inner package but should immediately consult with the CCO.

If a Supervised Person or Access Person should come into possession of information concerning any company or the market for its securities that the Supervised Person or Access Person believes may be material and nonpublic, the Supervised Person or Access Person should notify the CCO immediately. In addition, the Supervised Person or Access Person shall refrain from either disclosing the information to others or engaging in transactions (or recommending or suggesting that any person engage in transactions) in the securities to which the information relates, without the prior written approval of the CCO.

 Protection of Other Confidential Information

Information relating to past, present, or future activities of the Adviser, its affiliates or clients that has not been publicly disclosed shall not be disclosed to persons, within or outside of the Adviser, except for a proper firm purpose. Supervised Person and Access Persons are expected to use their own good judgment in relating to others information in these areas.

In addition, information relating to another Supervised Person or Access Person’s medical, financial, employment, legal, or personal affairs is confidential and may not be disclosed to any person, within or outside of the Adviser, without the Supervised Person or Access Person’s consent or for a proper purpose authorized by the CCO.

Procedures to Safeguard Material, Nonpublic and Other Confidential Information

In handling material, nonpublic and other confidential information, including Advisory Information, Supervised Person and Access Persons shall take appropriate steps to safeguard the confidentiality of this information. When not in use, all documents (whether in paper or electronic form) containing confidential information should be stored in secure areas. Under no circumstances should confidential documents be left on desks, countertops, or other unsecured areas where others can see them. Nor should any Supervised Person or Access Person review or work on any confidential documents in any setting that would permit others to see the documents, such as in airplanes or public spaces.

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 RESTRICTIONS ON PERSONAL TRADING ACTIVITY

 GENERAL POLICIES

No Supervised Person or Access Person shall, in connection with the direct or indirect purchase or sale of a Security “held or to be acquired” by a client, do any of the following:

•	employ any device, scheme or artifice to defraud the client;

•	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the client; or

•	engage in any manipulative practice with respect to the client.

No Supervised Person or Access Persons, nor any member of their Immediate Family/Household, may trade with respect to a security or issuer at a time when that person knows or should know that he or she is in possession of material nonpublic information about the issuer or security.

 RESTRICTIONS ON PERSONAL SECURITIES TRANSACTIONS BY ACCESS PERSONS.

 Transaction Reporting by Access Persons

Each Access Person shall take whatever action is necessary to direct his or her broker to effectuate, on a timely basis, electronic submission into the Adviser’s automated compliance system of trade confirmations for transactions within securities accounts in which the Access Person has a direct or indirect Beneficial Ownership interest other than those limited to holding only Exempt Securities. Private securities transactions and holdings shall be reported by the Access Person on appropriate forms or within the Adviser’s automated compliance system. It is the responsibility of each Access Person to ensure that authorization to obtain electronic data is provided. Any accounts not eligible for electronic submission of trades and which are unable to be moved to another broker will be reviewed by the CCO on a case-by-case basis.

Pre-clearance of Investments in IPOs, ICOs or Limited Offerings

Access Persons may not directly or indirectly acquire Beneficial Ownership in any Securities in an Initial Public Offering (IPO), Initial Coin Offering (ICO) or a Limited Offering without obtaining, in advance of the transaction, clearance from Adviser’s CCO or his or her designee. In order to obtain pre-clearance, the Access Person must submit a request through the Adviser’s automated compliance system. The CCO or his or her designee must review each request for approval and record the decision regarding the request through the Adviser’s automated compliance system. The general standards for granting or denying pre-clearance include whether the securities are under active or potential consideration for client accounts, and whether any conflict of interest exists between the Adviser and its clients. The CCO shall also consider whether the investment opportunity should be reserved for Clients and whether the opportunity is being offered to an individual by virtue of his or her position with the Adviser. The CCO or his or her designee retains authority to grant pre-clearance in exceptional circumstances for good cause. If pre-clearance is obtained for an IPO or ICO, the approval is valid until the execution of the transaction, although the CCO or his or her designee may revoke a pre-clearance any time after it is granted and before the transaction is executed.

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An Access Person who participates in making investment decisions for Clients and who has a Beneficial Ownership in any Securities in an IPO, ICO or a Limited Offering, has a potential conflict of interest with respect to the issuer of that security. In resolving the conflict in the event that the issuer becomes a potential investment target for a Client or Fund, the Access Person must disclose that investment to relevant Adviser personnel. In such circumstances, the Access Person should not participate in the investment decision with respect to the Client’s or Fund’s investment in that issuer.

 Pre-clearance of Investments in Publicly-Traded Securities

Access Persons may not buy or sell Securities, other than Exempt Securities or Reportable Funds, for any account in which he or she has any direct or indirect Beneficial Ownership, unless such person obtains, in advance of the transaction, clearance for that transaction from the CCO or his or her designee. In the event that a Security is being donated or gifted, the transaction should be pre-cleared as a sale with a comment from the access person noting that it is a gift or donation. The general standards for granting or denying pre-clearance are discussed below, although the CCO or his or her designee retains authority to grant pre-clearance in exceptional circumstances for good cause.

 When and how pre-clearance must be obtained

Access Persons must obtain pre-clearance prior to acquiring or disposing of a direct or indirect Beneficial Ownership interest in any Security, other than Exempt Securities or Reportable Funds.

In order to obtain pre-clearance, an Access Person must submit a request through the Adviser’s automated compliance system. If the transaction is approved, that approval is valid for the day on which it is granted. Pre-clearance approvals for limit orders are valid for an unlimited time as long as the order isn't changed. The CCO or his or her designee may revoke a pre-clearance any time after it is granted and before the transaction is executed.

When will pre-clearance be denied

Pre-clearance may be denied in instances when the Adviser is trading or considering the Security at issue for a client account. Additionally, pre-clearance will be denied for a Security contained within a Restricted or Watch List. The CCO or his or her designee retains the right to deny pre-clearance for any reason whatsoever, without disclosure of the basis for the denial to the Access Person.

BLACK OUT

No Access Person may buy or sell any publicly-traded Security within 2 days of its inclusion on Adviser’s trading rotation for an account or fund which is managed by the Adviser (also known as a Firm Trade), including re-balancing. Securities subject to a personal trading blackout will be placed for the length of the blackout on the Restricted List. This blackout includes both the day following AND the day prior to its inclusion on the Adviser’s trading rotation. A Firm Trade placed on Wednesday would result in a blackout period for Access Persons from Tuesday through Thursday. If a limit order pre-clearance request was approved based on that day's Restricted List and nothing is done to change it (move strike price, etc.), then there will not be a violation, even if the day of the actual trade has a conflicting entry on the Restricted List.

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Any personal transactions occurring within a blackout period which were pre-cleared prior to the placement of a Firm Trade will be assessed to determine whether the Access or Investment Person can establish that they had no knowledge of, or involvement with, the subsequent Firm Trade.

 Restricted or Watch List

The Adviser may maintain a Restricted or Watch list containing the names of Securities which are determined to be at risk for potential conflicts of interest or are included within Advisor’s trading rotation for Clients or Funds under its management, including any rebalancing. The basis for denials related to a Security’s presence on the Restricted or Watch Lists are not required to be disclosed to the Access Person seeking pre-clearance.

In circumstances where Access Persons are either on the board or have another role with a publicly traded company, blackout periods will be imposed in advance of quarterly earnings information release. In addition, blackouts will be imposed upon any Access Person’s receipt of potentially material non-public information on any security. Access Persons are obligated to provide the CCO with information immediately upon receipt of potentially material non-public information. (as outlined within the section of this Code relating to the Prohibition of Use of Insider Information.)

REPORTING REQUIREMENTS and PROCEDURES

To provide the Adviser with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons, the following reporting requirements regarding personal securities transactions apply.

INITIAL HOLDINGS REPORTS:

Within ten days after a person becomes an Access Person, such person shall submit to the CCO or his or her designee (through the Adviser’s automated compliance system) a holdings report containing, at a minimum, (a) the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security (other than an Exempt Security) in which the person have any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the person maintains an account in which any Securities other than Exempt Securities are held for the person’s direct or indirect benefit; and (c) the date the person submits the report. The holdings report must be current as of a date no more than forty-five (45) days prior to the date the person became an Access Person. Initial holdings should be contained within an account statement from the financial institution which should be uploaded into the automated compliance system.

ANNUAL HOLDINGS REPORTS:

In accordance with the Adviser’s standard compliance calendar, an Access Person shall certify the accuracy and completeness of reports of current holdings available through the Adviser’s automated compliance system, as of a date no more than thirty (30) days prior to the date the report is submitted. Each annual holdings system report must contain, at a minimum, (a) the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security (other than an Exempt Security) in which the Access Person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any Securities other than Exempt Securities are held for the Access Person’s direct or indirect benefit; and (c) the date the Access Person submits the report.

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QUARTERLY TRANSACTION REPORT:

Each Access Person shall certify the accuracy and completeness of reports showing all transactions in Securities (other than Exempt Securities) in which the Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any Securities, other than Exempt Securities, were held for the direct or indirect beneficial interest of the Access Person and any gifts or political contributions made during the preceding quarter. Such reports shall be submitted through the automated compliance system no later than 30 days after the end of each calendar quarter. Each quarterly transaction report must contain, at a minimum, (a) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount, and, as applicable, the exchange ticker symbol or CUSIP number, of each Security (other than an Exempt Security) involved; (b) the nature of the transaction (i.e., purchase, sale or another type of acquisition or disposition); (c) the price of the Security at which the transaction was effected; (d) the name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date that the report is submitted by the Access Person.

RECORDKEEPING

In accordance with Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act, the Adviser shall maintain records at its principal place of business in the manner and to the extent set forth below:

a.	A copy of each Code of Ethics that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place.

b.	A record of any violation of the Code of Ethics and of any action taken as a result of the violation must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation.

c.	A copy of each report made by an Access Person, including any information provided in lieu of the reports, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible.

d.	A record of all Access Persons, currently or within the past five years, who are or were required to make reports, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place.

e.	A copy of each annual report under Rule 17j-1 to the Board of a Reportable Fund must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

f.	A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of securities offered in an IPO or a Limited Offering, must be maintained for at least five years after the end of the fiscal year in which the approval is granted.

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ADMINISTRATION OF THE CODE

The CCO or his or her designee is responsible for the Administration of the Code of Ethics. He or she may delegate duties related to its administration; however, ultimate responsibility remains with the CCO.

CONFIDENTIALITY

The Adviser will endeavor to maintain the confidentiality of all requests and reports and any other information filed pursuant to this Code. Such reports and related information, however, may be produced to the SEC and other regulatory agencies.

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 APPENDIX A-1. DEFINITIONS

The definitions and terms used in this Code are intended to have the same meanings as they do under the Advisers Act and the other federal securities laws. If a definition hereunder conflicts with the definition in the Advisers Act or other federal securities laws, or if a term used in this Code is not defined, the definitions and meanings in the Advisers Act or other federal securities laws, as applicable, should be followed.

Access Person means any person (i) who has access to nonpublic information regarding any Clients' purchase or sale of securities, or nonpublic information regarding the holdings of any Client, or (ii) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic, or (iii) any other person (whether or not an Access Person of the Adviser, such as a consultant) who is subject to Adviser’s supervision and control who have access to nonpublic information regarding any purchase or sale of securities of any Client, or have access to nonpublic information about the portfolio holdings of any Client, or (iv) who is designated by the CCO, in his or her discretion, to be an Access Person. All of Adviser’s Supervised Persons are presumed to be Access Persons.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not considered to be under an Automatic Investment Plan.

Beneficial Ownership or Beneficially Owns takes its meaning from Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. Specifically, a person is the “beneficial owner” of any securities in which he or she have a direct or indirect pecuniary (monetary) interest. Beneficial Ownership includes, but is not limited to securities or accounts held in the name or for the benefit of the following:

•	a member of an Access Person’s Immediate Family or Household (spouse, domestic partner, child or parents) who lives in an Access Person’s household (or who are children temporarily living outside of the household, e.g., for school or military service);

•	a relative of the person who lives in an Access Person’s household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence;

•	a relative whose financial affairs an Access Person “controls”, whether by contract, arrangement, understanding or by convention (such as a relative whom he or she traditionally advises regarding investment choices, invests for or otherwise assists financially);

•	an investment account over which an Access Person has investment control or discretion;

•	a trust or other arrangement that names an Access Person as a beneficiary; and

•	a non-public entity (partnership, corporation or otherwise) of which an Access Person is a director, officer, partner or Access Person, or in which he owns 10% or more of any class of voting securities, a “controlling” interest as generally defined by securities laws, or over which he or she nevertheless exercises effective control.

Control means the power to exercise a controlling influence over the management or policies of the Adviser. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of the Adviser shall be presumed to control the Adviser. A natural person shall be presumed not to be a controlled person within the meaning of this title. Any such presumption may be rebutted by evidence, but except as hereinafter provided, shall continue until a determination to the contrary made by the SEC by order either on its own motion or on application by an interested person.

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Exempt Security means: (i) direct obligations of the U.S. Government (or any other “government security” as that term is defined in the 1940 Act), bankers’ acceptances, bank certificates of deposit, commercial paper and High-Quality Short-Term Debt Instruments, including repurchase agreements, and shares of registered open-end investment companies (including shares issued by money market funds, shares of exchange-traded securities issued by pooled investment vehicles, such as exchange traded funds (“ETFs”), exchange traded notes (“ETNs”) and closed-end funds), other than Reportable Funds, (ii) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds, (iii) securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control, (iv) securities purchased or sold in a transaction that is non-volitional on the part of the Access Person, including mergers, recapitalizations, tender offers or similar transactions, (v) securities acquired as a part of an Automatic Investment Plan, and (vi) any instrument that is not a security as defined in Section 202(a)(18) of the Advisers Act. These instruments include, but are not limited to the following:

•	Futures contracts (excluding Securities Futures);

•	Cryptocurrencies (with the exception of initial coin offerings – ICOs)

•	Options on futures contracts (excluding Securities Futures);

•	General partnership interests, provided generally that the interest entitles the owner to exercise management control over the partnership;

•	Direct interests in real estate.

For the avoidance of doubt, a derivative instrument where the underlying security is an Exempt Security is considered an Exempt Security.

Immediate Family or Household means a member of such Access Person’s immediate family or household (spouse, domestic partner, child or parents) who lives in an Access Person’s household (or who are children temporarily living outside of the household, e.g., for school or military service), and a relative of the person who lives in such person’s household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence.

High Quality Short-Term Debt Instrument means any instrument that have a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s).

ICO or Initial Coin Offering, is a fundraising mechanism in which new projects sell their virtual coins or tokens to raise capital. It is considered to be similar to an Initial Public Offering (IPO) in which investors purchase shares of a company. Depending on the facts and circumstances of each ICO, the virtual coins or tokens that are offered or sold may be securities and therefore subject to the federal securities laws.

IPO or Initial Public Offering means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

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Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2), Section 4(a)(5) of the Securities Act of 1933, or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933 (e.g., private placements).

Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security. The purchase or sale of a Security in an account in which an Access Person is deemed to have a Beneficial Ownership or a Beneficial Interest is deemed to be a purchase or sale of a Security by such Access Person.

Reportable Fund means any (i) investment companies other than money market funds that are registered under the Investment Company Act or (ii) Private Fund, for which the Adviser serves as an investment adviser or whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser. A Reportable Fund includes registered investment companies that are sub-advised by the Adviser. Note that any interest in a Reportable Fund is subject to the reporting requirements, but not the pre-clearance requirements, of this Code.

Security or Securities means any note, stock, treasury stock, Security Future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

Security Future and Securities Futures Product. The term Security Futures Product (“SFP”) encompasses security futures and options on security futures. The term “Security Future” includes both futures on a single security (called single stock futures) and futures concentrated on a small number of securities (“narrowbased security indices”). With the passage of the Commodity Futures Modernization Act of 2000 (CFMA), broadbased security index futures, which are not considered security futures products, continue to trade under the sole jurisdiction of the CFTC, while security futures products are subject to the joint jurisdiction of the CFTC and the Securities Exchange Commission (SEC).

Supervised Person. Any partner, officer, director (or other person occupying a similar status or performing similar functions), employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

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APPENDIX A-2 – REPORTABLE FUND INFORMATION

Adviser	Fund Ticker Symbol	Name of Reportable Fund	Type of Fund
CCM	CRANX	CCM Community Impact Bond Fund (CRA class)	’40 Act Open End Mutual Fund
CCM	CRATX	CCM Community Impact Bond Fund (Retail class)	’40 Act Open End Mutual Fund
CCM	CRAIX	CCM Community Impact Bond Fund (Institutional class)	’40 Act Open End Mutual Fund
CCM	CCMNX	Community Capital Alternative Income Fund	’40 Act Open End Mutual Fund
CCM	QUSVX	CCM Small/Mid Cap Impact Value Fund (Advisor class)	’40 Act Open End Mutual Fund
CCM	QUAGX	CCM Core Impact Equity Fund (Advisor class)	’40 Act Open End Mutual Fund
Impact Shares (CCM as Sub-Adviser)	OWNS	Impact Shares Affordable Housing MBS ETF	’40 Act Exchange Traded Fund

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